EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 27th day of December 2005 by and among:

(1)   Hardinge Inc., a corporation duly organized and existing under the laws of the State of New York, the U.S.A. and having its registered office at One Hardinge Drive, Elmira, NY 14902-1507, U.S.A. (“Purchaser”);

(2)   Mr. Jih-Ming Yang (), a citizen of the Republic of China (“ROC”) and having his domicile at 22 Hsin-Ping, Shin-Long Neighborhood, Taiping City, Taichung County, Taiwan, ROC;

Ms. Shain Wu (), an ROC citizen and having her domicile at 3 Fl.-6, 286 Mei-Chuan West Road, Section 4, Taichung City, Taiwan, ROC;

Mr. Paul Ling (), an ROC citizen and having his domicile at 11 Fl., 20 Chin-Nan Street, North Area, Taichung City, Taiwan, ROC; and

Ms. J. R. Ho (), an ROC citizen and having her domicile at 5 Fl.-5, 187 Shin-Chin Road, North Area, Taiwan, ROC (hereinafter referred to individually as a “Seller”, collectively, the “Sellers”.)

(Each of the Purchaser and the Sellers is hereinafter referred to individually a “Party” and collectively, the “Parties”.)

W I T N E S S E T H:

WHEREAS, Hardinge Taiwan Limited (the “Company”), a company limited by shares organized and existing under the laws of the R.O.C., having its registered office at 4 Tse-Chiang San Road, Nan-Kang Industrial Park, Nanto City, Taiwan, R.O.C., has a paid-in capital of NT$103,750,000 with 10,375,000 issued and outstanding shares of common stock, at a par value of Ten New Taiwan Dollars (NT$10) per share;

WHEREAS, the Sellers entered into a Joint Venture Agreement with the Purchaser dated March 16, 1999 (the “JVA”), and collectively own 49% of the issued and outstanding shares in the Company with each of their shareholding as indicated in Schedule 1 hereof;

WHEREAS, Mr. Jih-Ming Yang and Ms. Shain Wu each entered into a Consultant Agreement with the Company dated March 16, 1999 as contemplated under the JVA

(collectively the “Consultant Agreements”); and

WHEREAS, the Sellers intend to sell to the Purchaser and the Purchaser intends to purchase from the Sellers all of the Sellers’ shares in the Company (the “Sale Shares”) to make the Company a wholly-owned subsidiary of the Purchaser, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained and intending to be legally bound, the Parties agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF THE SALE SHARES

1.01         Purchase and Sale of the Sale Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Article 2.01 hereof), each Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Seller, his/her portion of the Sale Shares, together with all rights attached or accrued thereto including the right to all dividends and distributions declared, paid or made in respect thereof on or after the date hereof.

1.02         Purchase Price.  In consideration of the sale and purchase of the Sale Shares as provided in Article 1.01 hereof, the purchase price for Mr. Jih-Ming Yang’s 2,306,780 shares shall be NT$133,793,240; for Ms. Shain Wu’s 1,153,390 shares shall be NT$66,896,620, for Mr. Paul Ling’s 811,790 shares shall be NT$47,083,820; for Ms. J.R. Ho’s 811,790 shares shall be NT$47,083,820, and the total purchase price for the entire Sale Shares shall be NT$294,857,500 (“Purchase Price”).

ARTICLE 2.  THE CLOSING

2.01         The Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing of the transactions contemplated herein (the “Closing”) will take place at the office of Lee & Li, Attorneys-at-law at 7th Fl., 201 Tun Hua North Road, Taipei, Taiwan, R.O.C on December 29, 2005 or such other date as agreed to by the Parties (the “Closing Date”).

2.02        Deliveries by the Sellers and the Company.  At or prior to the Closing, each Seller shall or shall cause the Company to, as applicable, deliver or have delivered each of the following to the Purchaser in form and substance satisfactory to the Purchaser:

(1)           A receipt issued by each Seller acknowledging the receipt of payment of his/her portion of the Purchase Price and specifying the number of his/her portion of the Sale Shares being transferred to the Purchaser as of the Closing Date;

(2)           Share Certificates representing his/her portion of the Sale Shares, duly endorsed by such Seller, together with all necessary documents as required by the Purchaser for registration of share transfer for the Sale Shares;

(3)           The shareholders’ roster of the Company having registered therein the Purchaser as the shareholder holding the Sale Shares (the shareholders roster shall be duly affixed with seals of the Company and its Chairman of the Board of Directors); and

(4)           All other documents, certificates, instruments, chops and writings required to be delivered by the Sellers on or prior to the Closing Date pursuant to this Agreement or otherwise required in connection therewith.

2.03         Payment by the Purchaser.   The Purchaser shall pay the Purchase Price to the Sellers on the Closing date, and withhold an amount equivalent to the 0.3% Securities and Transaction Tax and the relevant bank charges for effecting the payment, to the accounts designated by each of the Sellers. The Purchaser agrees to pay to the competent tax authorities, on the Closing Date, the Securities and Transaction Tax payable on the sale of the Sale Shares.

The Parties acknowledge that the Purchase Price is based on the assumption that the net book value of the Company on the Closing Date (the “Closing Book Value”) will be equal to the net book value reflected on the audited balance sheet of the Company as of September 30, 2005 (the “September Book Value”).  Accordingly, the Parties agree that if the Closing Book Value turns out to be different from the September Book Value, the Parties shall make an upward or downward adjustment to the Purchase Price by March 31, 2006, on a dollar for dollar basis based on the audited balance sheet as of December 31, 2005.  The amount of the adjustment which is payable by the Purchaser or the Sellers, as the case may be, shall be paid within 7 business days after March 31, 2006.

ARTICLE 3.  CONDITIONS PRECEDENT

3.01         Purchaser’s Conditions to Closing.   The obligation of the Purchaser to purchase the Sale Shares is subject to the satisfaction of following conditions precedent on or before the Closing Date, unless waived by the Purchaser in writing:

(1)           All government approvals for the transaction contemplated herein in all relevant jurisdictions have been obtained, including without limitation to the approvals of the R.O.C. Investment Commission (the “FIA Approval”) for the Purchaser’s purchase of the Sale Shares.

(2)           The Sellers’ representations and warranties set out in Articles 4.01 and 4.02 below shall remain true and correct as of the Closing Date.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES

4.01         Each Seller.   Each of the Sellers hereby severally represents and warrants to the Purchaser that:

(1)           He/She owns the portion of the Sale Shares registered under his/her name free and clear of any trusts, liens, pledges, security agreements, options, restrictions, encumbrances or charges of whatever nature, and has full legal right, power and authority, without the prior or subsequent approval of any person, government body or court, to sell, transfer, assign and deliver the Sale Shares as provided in this Agreement, and such delivery will convey to the Purchaser lawful, valid, marketable and indefeasible title to the Sale Shares, free and clear of any trusts, liens, pledges, security agreement, options, restrictions, encumbrances or charges of whatsoever nature.

(2)           There is no legal action, suit, proceeding, litigation, claim, administrative proceeding or governmental action currently pending or threatened that does or might affect: (i) such Seller’s interest in the Sale Shares, or (ii) such Seller’s ability to convey to the Purchaser good, marketable and unencumbered title to the Sale Shares, or (iii) such Seller’s authority to enter into and perform this Agreement.

4.02         The Purchaser.   The Purchaser represents and warrants to the Sellers that:

(1)           The Purchaser is duly incorporated and validly existing under the State of New York, the U.S.A.

(2)           The Purchaser has obtained all corporate approvals necessary and appropriate for the valid execution, delivery and performance hereof.

(3)           The Purchaser is legally permitted to make the investment hereunder, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

ARTICLE 5.  COVENANTS, UNDERTAKINGS, AND GUARANTEES

5.01         Further Assurance.              Each of Sellers and Purchaser shall use its best efforts to consummate in a timely manner the purchase and sale of the Sale Shares. The Parties further agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other third parties may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the sale of the Sale Shares contemplated by it and for the purpose of vesting in the Purchaser the Sale Shares to be transferred to it pursuant to the provisions of this Agreement.

The Parties agree that in order to make the upward or downward adjustment in accordance with Article 2.03, the Parties hereby authorize Lee and Li, Attorneys-at-law (“Lee and Li”) to retain ten (10%) percent of the Purchase Price (the “Retention Fund”), equivalent to NT$29,485,750 in a custodian account.  The Parties shall jointly issue a written notice to Lee and Li to instruct the release of Retention Fund when the adjustment has been determined by the Parties, and Lee and Li shall pay any amount of the Retention Fund payable to the Sellers and release the balance to the Purchaser.

5.02         Non Competition.   In consideration of the amount of payment received under this Agreement, each Seller agrees not to, for one year from the execution of this Agreement, directly or indirectly, in the R.O.C., conduct any business that is same or related to either (i) the business of the Company or (ii) the business directly or indirectly owned by the Purchaser that is same or related to the business of the Company (“Non-compete Business”), including without limitation, the provision of services or products that are same or similar to Non-compete Business, or concerning the Non-compete Business, the solicitation or diversion of any of the customers or accounts of the Company, or the entity directly or indirectly owned by the Purchaser for any purpose.

5.03         Non Disclosure.   Each of the Sellers shall not divulge, disclose, reproduce or distribute to any person or entity any confidential information pertaining to the Company, or the Purchaser including, without limitation, the Proprietary Information (as defined below) of the Company or any of the Company Subsidiaries or the Purchaser or any of their respective shareholders, directors, officers, employees or customers.    Each of the Sellers shall abide by his/her obligations under the R.O.C. Trade Secrets Act and other relevant laws. For the purpose of this Agreement, “Proprietary Information” shall mean all materials, vendors and users lists, designs, plans, specifications, intellectual property and intellectual property applications, trade secrets, sales and marketing information, computer applications, methods and policies of doing business, and any other proprietary information and data.

5.04         Termination of JVA and Release.   The Parties agree that the JVA shall automatically terminate upon the Closing.  No Party shall have any claim against the other Party (or its shareholders, directors, officers and employees) for any damages, costs or expenses arising or incurred in connection with JVA or its termination.

5.05         Termination of Consultant Agreements and Release.   Mr. Jih-Ming Yang and Ms. Shain Wu agree that the Consultant Agreements shall automatically terminate upon the Closing.  Neither of them shall have any claim against the Company or the Purchaser (or their shareholders, directors, officers and employees) for any damages, costs or expenses arising or incurred in connection with the Consultant Agreements or its termination.

ARTICLE 6.  SURVIVAL OF WARRANTIES; INDEMNIFICATION.

6.01         Indemnification by Each Seller.   Each of the Sellers hereby agrees to severally indemnify, defend and hold harmless the Purchaser (including its officers, employees, directors, Sellers, assigns and successors) from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements against the Company and/or the Purchaser, including reasonable legal fees, of any kind (collectively, “Claims”) relating to or arising out of or in connection with or incidental to any breach by such Seller of any representation or warranty under Article 4.01 of this Agreement. The indemnification obligations described herein shall survive the termination, rescission or expiration of this Agreement.  For the purpose of this Article 6.01, any damages or losses to the Company shall be deemed as the losses or damages to the Purchaser.

ARTICLE 7.  CANCELLATION

7.01         Cancellation Prior to Closing.   This Agreement may be canceled at any time prior to the Closing Date:

(1)           by mutual written consent of the Purchaser and the Sellers;

(2)           by the Purchaser, if the FIA Approval cannot be obtained within a certain period of time for causes not attributable to the Purchaser;

(3)           by the Purchaser, if there has been a material violation or breach by any of the Sellers of any agreement, representation or warranty contained in this Agreement;

(4)           by the Sellers jointly, if there has been a material violation or breach by the Purchaser of any agreement, representation or warranty contained in this Agreement; or

(5)           by the Purchaser, in the event that by December 31, 2005, the Sellers are not able to complete the transfer of Sale Shares to the Purchaser.

The Purchaser shall have the right to cancel this Agreement pursuant to this provision only in part with respect to the Seller meeting any of the circumstances described above.

7.02         Cancellation After Closing.   The Parties acknowledge that this transaction is related to another transaction for the purchase of all shares in U-Sung Co. Ltd. (“U-Sung Transaction”) as contemplated in another share purchase agreement dated [December 27, 2005] between the Company and the shareholders of U-Sung Co. Ltd.  In the event that the U-Sung Transaction is cancelled for whatever reasons, either Party shall be entitled to cancel this Agreement.  In such case, the Sellers shall return the Purchaser Price (plus any deducted Securities and Transaction Tax and the relevant bank charges) to the Purchaser and the Purchaser shall return the Sale Shares to the Sellers.  All the associated Securities and Transaction Tax in connection with the return of the Sale Shares shall be borne by the Sellers.

7.03         Procedure and Effect of Cancellation.   In the event of cancellation of this Agreement pursuant to Article 7.01 or 7.02, written notice thereof shall forthwith be given to the other Party and this Agreement shall be canceled and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties.  If this Agreement is canceled as provided in Article 7.01 or 7.02:

(1)           no Party nor any of its directors, officers or affiliates shall have any liability or further obligation to any other Party or to its directors, officers or affiliates pursuant to this Agreement except for those provided in Articles 7 and 8 hereof; provided, that this is not intended to release any Party of any liability it may otherwise have for a breach of any provision of this Agreement before the cancellation, and

(2)           all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable and permitted by law, be withdrawn from the agency of other person to which made.

ARTICLE 8.  MISCELLANEOUS

8.01         Non-Waiver.   Any failure or delay by any Party in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power of remedy of the Parties hereto shall continue in full force and effect until such right, power or remedy is specifically waived in writing by the relevant Party.

8.02         Transactional Expenses.   Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including without limitation, the fees and expenses of its counsel, accountants and other experts.

8.03        Notices.   Any notice required or permitted to be given under this Agreement shall be in writing and shall be (i) personally delivered, (ii) transmitted by telecopier (with confirmation by mail, postage prepaid, registered or certified, return receipt requested, or by airmail in the event of mailing for delivery outside of the country in which mailed), or (iii) transmitted by an overnight courier, to the other Party as follows, as elected by the Party giving such notice:

To the Purchaser:

Attention: J. Patrick Ervin

Address: One Hardinge Drive

Elmira, NY 14902-1507

USA

Fax: 002-1-607-735-0474

To the Sellers:

Mr. Jih-Ming Yang

Address: 22 Hsin-Pin, Shin-Long Neighborhood, Taiping City

Taichung County, Taiwan, ROC

Fax: 04-278-9323

With copies to

Ms. Shain Wu

3 Fl.-6, 286 Mei-Chuan West Road, Section 4, Taichung City, Taiwan, ROC

Mr. Paul Ling

11 Fl., 20 Chin-Nan Street, North Area, Taichung City, Taiwan, ROC

Ms. J. R. Ho,

5 Fl.-5, 187 Shin-Chin Road, North Area, Taiwan, ROC

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on the date of receipt.  Any Party may change its address for purposes hereof by notice as aforesaid to the other Party.

8.04         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party, except that the Purchaser may assign its rights under this Agreement to its affiliates by serving a written notice to the Sellers without the prior consent of the Sellers.

8.05         Governing Law.  This Agreement shall be construed, interpreted and governed by the laws of the R.O.C., and the Parties hereby consent to the exclusive jurisdiction of the Taipei District Court for the first instance in any dispute arising hereunder.

8.06         Entire Agreement.  This Agreement, including the Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof, constitute the entire agreement of the Parties in respect of the transactions contemplated herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the Parties with respect to the transaction contemplated herein.

8.07         Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions hereof, which shall nevertheless remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.08         Language.  This Agreement shall be executed in the English language.  Any version hereof in any other language shall be for reference only.  In the event of any conflicts or discrepancies between the English and translated versions, the English one shall prevail and govern the meaning of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Hardinge Inc.

/S/ J. PATRICK ERVIN
By: J. Patrick Ervin
Title: Chairman of the Board,
Chief Executive Officer
and President

Mr. Jih-Ming Yang ()

/S/ JIH-MING YANG
ID No.: B100337139
Address: 22 Hsin-Pin, Shin-Long Neighborhood, Taiping City, Taichung County, Taiwan, ROC

Ms. Shain Wu ()

/S/ SHAIN WU
ID No.: B220209307
Address: 3 Fl.-6, 286 Mei-Chuan Western Road, Section 4, Taichung City, Taiwan, ROC

Mr. Paul Ling ()

/S/ PAUL LING
ID No.: B120692837
Address: 11 Fl., 20 Chin-Nan Street, North Area, Taichung City, Taiwan, ROC

Ms. J. R. Ho ()

/S/ J. R. HO
ID No.: B221096742
Address: 5 Fl.-5, 187 Shin -Chin Road, North Area, Taiwan, ROC

Schedule 1

Shareholder	Number of Shares	Purchase Price	Bank Account No.
Jih-Ming Yang ()	2,306,780	133,793,240	064-10-10421-9 ICBC Nanto Branch
Shain Wu ()	1,153,390	66,896,620	6000-657326 Citi Bank Taichung Branch
Paul Ling ()	811,790	47,083,820	04700400013998 SinoPac Bank Feng Yuan Branch
J. R. Ho ()	811,790	47,083,820	04700400008189 SinoPac Bank Feng Yuan Branch